Exhibit 10.1

SEPARATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of September 8, 2008, among NEWPAGE CORPORATION (“Company”), NEWPAGE GROUP INC. (“NewPage Group”), and JASON W. BIXBY (“Executive”) to acknowledge and set forth the terms regarding the termination of Executive’s employment with the Company under the Employment Agreement between Executive and the Company dated December 18, 2006 (“Employment Agreement”), under the Executive Exchange and Restricted Stock Agreement between Executive and NewPage Group dated December 21, 2007 (“Stock Agreement”), and under the Non-Qualified Stock Option Agreement between Executive and NewPage Group dated December 21, 2007 (“Option Agreement”). Capitalized terms not defined in this Agreement are as defined in the Employment Agreement, the Stock Agreement or the Option Agreement, as applicable.

1. Separation Date. Executive’s last day of employment with the Company will be October 31, 2008 (“Separation Date”). Executive hereby resigns from his position as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company, NewPage Group and NewPage Holding Corporation, from any position as an officer and director of any subsidiary and affiliate of the Company, from any fiduciary capacity with any benefit plan sponsored by the Company or any of its subsidiaries or affiliates, and from any position as a member of a committee established by the Company or any of its subsidiaries or affiliates, all effective as of September 22, 2008. Except as set forth in this Agreement, the Employment Agreement, the Stock Agreement and the Option Agreement will terminate on the Separation Date.

2. Separation Payments and Benefits. In full satisfaction of its obligations to Executive pursuant to the Employment Agreement, the Stock Agreement and the Option Agreement, the Company will pay the following amounts or provide the following benefits to Executive:

(a)	The Company will pay Executive accrued but unpaid Base Salary through the Separation Date; and

(b)	The Company will pay Executive for accrued but unused vacation as of the Separation Date; and

(c)	The Company will pay Executive $672,000 (two times Base Salary); and

(d)	The Company will pay Executive the Annual Bonus that would have been payable to Executive for calendar year 2008 (determined as of the end of 2008), prorated as of the Separation Date; and

(e)	The Company will reimburse Executive for any real estate broker commission payable by Executive on the sale of Executive’s residence in Springboro, Ohio; and

(f)	The Company will continue Executive’s medical, dental, vision, basic life, and employee assistance coverage as in effect on the Separation Date for 24 months after the Separation Date, but only if and for so long as Executive continues to pay to the Company the employee cost of those benefits as paid by active employees, but if Executive is employed by another employer who provides one or more similar benefits, the benefits under the Company’s plan will be secondary to those provided under the new plan; and

(g)	The Company will pay Executive $10,500 in lieu of outplacement services; and

(h)	The Company will purchase Executive’s 76,239 Shares as of the Separation Date at a purchase price equal to the greater of (1) $19.64 per share, or (2) the per share value determined based on the year-end 2008 valuation of NewPage Group by KPMG or another independent appraiser (or, if the parties so agree in writing, a per share valuation based on a subsequent transaction or other material event that is not reflected in the KPMG valuation); and

(i)	In lieu of an exercise of Options pursuant to the Option Agreement, the Company will pay to Executive for each of Executive’s 700,459 Option shares under the Option Agreement the amount (if any) by which (1) the per share value determined based on the year-end 2008 valuation of NewPage Group by KPMG or another independent appraiser (or, if the parties so agree in writing, a per share valuation based on a subsequent transaction or other material event that is not reflected in the KPMG valuation) exceeds (2) $21.22 per share (the Option Price under the Option Agreement); and

(j)	Executive will be entitled to receive all other accrued vested benefits as of the Separation Date to which Executive is entitled under the terms of the Company’s employee benefit plans.

3. Payments. The Company will pay (i) the amounts described in Paragraph 2(a) in accordance with the Company’s regular payroll practices, (ii) the amounts described in Paragraphs 2(b), 2(c) and 2(g) in a lump sum on or before November 30, 2008; (iii) the amount described in Paragraph 2(d) when the Company pays annual bonuses to similarly situated employees, and (iv) the amount described in Paragraph 2(e) within 30 days after Executive delivers to the Company a closing statement showing payment and the amount of the broker commission. NewPage Group will pay the amounts described in Paragraphs 2(h) and 2(i) in a lump sum within 30 days after NewPage Group receives the year-end 2008 valuation of NewPage Group. All payments by the Company and NewPage Group described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.

4. Release and Waiver. The Company’s obligations under Paragraphs 2(b) through 2(i) are contingent upon Executive signing as of the Separation Date and delivering to the Company the General Release attached to this Agreement. As consideration for the payment in Paragraph 2(h) and as a condition to that payment, on or before the Separation Date Executive will surrender and deliver to NewPage Group for cancellation his Certificate No. C16 for 76,239 Shares and Executive waives all rights with respect to his 76,239 Shares under the Stock Agreement. As consideration for the payment in Paragraph 2(i) and as a condition to that payment, upon execution of this Agreement Executive waives and surrenders all rights with respect to his Options under the Option Agreement, including all rights to exercise his Options.

5. Survival. Sections 6, 7 and 8.10 of the Employment Agreement and Sections 8, 9, 10, 11 and 12 of the Option Agreement will remain in full force and effect subsequent to the Separation Date and will survive the termination of the Employment Agreement and the Option Agreement. Executive represents and warrants that, as of the date of this Agreement, he has complied with Sections 6 and 7 of the Employment Agreement and Sections 8, 9, 10 and 11 of the Option Agreement. Executive will deliver to the Company on or before the Separation Date all Company Property and all copies of Company Property in Executive’s possession or control.

6. Confidentiality. The terms and conditions of this Agreement are confidential and Executive will not disclose the existence of this Agreement or any of its terms to any third parties, other than to Executive’s spouse, attorneys and financial and tax advisors, or as required by law or as may be necessary to enforce this Agreement. The Company may disclose this Agreement and its terms and conditions, including as required by the applicable rules and regulations of the Securities and Exchange Commission.

7. Acknowledgments. Executive acknowledges to the Company and to NewPage Group that (i) the only pay, benefits, and other consideration for signing this Agreement are as stated in this Agreement, (ii) no other promises or agreements of any kind have been made by any person or entity to induce Executive to sign this Agreement, (iii) Executive has been encouraged and has had ample opportunity to discuss this Agreement, and any matters related to the termination of employment (including any rights with respect to any claim of employment discrimination or duress related to the signing of this Agreement), with a legal advisor of Employee’s own choosing, and (iv) by signing this Agreement and the General Release, Executive is waiving all rights and claims that Employee has or may have under federal, state, or local laws with regard to employment discrimination.

8. Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

9. Miscellaneous. This Agreement contains the complete agreement among the parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Paragraph 5 or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by all parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, each of which when so executed will constitute an original.

The parties have caused this Agreement to be executed as of the date shown above.

NEWPAGE CORPORATION		EXECUTIVE

By:	/s/ Mark A. Suwyn	/s/ Jason W. Bixby
Name:	Mark A. Suwyn	Jason W. Bixby
Title:	Chairman and Chief Executive Officer

NEWPAGE GROUP INC.

By:	/s/ Mark A. Suwyn
Name:	Mark A. Suwyn
Title:	Chairman and Chief Executive Officer

GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged, Jason W. Bixby (“Executive”), individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns, hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever that Executive has or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date of this General Release, including without limitation any and all matters relating to employment and cessation of employment with the Company and its subsidiaries or affiliates, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio. Notwithstanding the foregoing, Executive’s release described above will be subject to the Company’s compliance with its obligations under Section 5.3 of the Employment Agreement between the Company and Executive, dated as of December 18, 2006 (the “Employment Agreement”) and nothing contained in this General Release will release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements. Notwithstanding the foregoing, Executive does not release and will retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for 21 days from the date he received a copy. If he elects to sign before the expiration of the 21 days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full 21 day period.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, Executive, intending to be legally bound, has executed this General Release as of October 31, 2008.

EXECUTIVE:

/s/ Jason W. Bixby
Jason W. Bixby

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